                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                  PRINTRAK INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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         -----------------------------------------------------------------------
     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                     [LOGO]

                             1250 N. TUSTIN AVENUE
                           ANAHEIM, CALIFORNIA 92807

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 15, 1997

                             ---------------------

TO THE STOCKHOLDERS OF PRINTRAK INTERNATIONAL INC.:

    The 1997 Annual Meeting of Stockholders of Printrak International Inc. (the "Company"), will be held at Embassy Suites, 3100 E. Frontera, Anaheim, California 92806 on August 15, 1997, at 10:00 a.m., for the following purposes as more fully described in the accompanying Proxy Statement:

    (1) To elect the following six (6) nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

Richard M. Giles                         Charles L. Smith
John G. Hardy                            Barry B. White
Kenneth W. Simonds                       Albert Wong

    (2) To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares issuable thereunder by 250,000 shares, bringing the total number of shares available for issuance thereunder to a total of 350,000;

    (3) To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 1998; and

    (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Only stockholders of record at the close of business on June 30, 1997 will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          Richard M. Giles

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

July 21, 1997

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                          PRINTRAK INTERNATIONAL INC.
                             1250 N. TUSTIN AVENUE
                           ANAHEIM, CALIFORNIA 92807

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Printrak International Inc., a Delaware corporation (the "Company"), for use at its 1997 Annual Meeting of Stockholders ("Annual Meeting") to be held on August 15, 1997, at 10:00 a.m., at Embassy Suites, 3100 E. Frontera, Anaheim, California 92806. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about July 21, 1997. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

    Holders of shares of common stock of the Company ("stockholders") who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, Printrak International Inc., 1250 N. Tustin Avenue, Anaheim, California 92807, in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement, "FOR" the amendment of the Employee Stock Purchase Plan and "FOR" the ratification of Deloitte & Touche LLP as the Company's independent auditors.

                               VOTING SECURITIES

    The shares of Common Stock, $.0001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on June 30, 1997 (the "Record Date"), will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the Record Date, there were 11,134,388 shares of Common Stock outstanding and entitled to vote. No shares of the Company's preferred stock, $.0001 par value, were outstanding. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    While the Board of Directors currently has eight (8) members the Company has determined that it is in the best interests of the Company to reduce the size of the board to six (6) members to reduce the number of members of management on the board. Directors are elected at each annual stockholders' meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the six (6) nominees named below. All of the nominees presently are directors of the Company.

    If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

    The names and certain information concerning the six (6) nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

DIRECTORS

    The director nominees of Printrak are as follows:

NAME                           AGE                                           POSITION
-------------------------      ---      -----------------------------------------------------------------------------------
Richard M. Giles.........          49   Chairman of the Board, Chief Executive Officer and President
John G. Hardy............          48   Senior Vice President of Operations, Chief Operating Officer and Director
Kenneth W. Simonds.......          62   Director
Charles L. Smith.........          62   Director
Barry B. White...........          55   Vice President and Director
Albert Wong..............          49   Director

    RICHARD M. GILES joined the Company as Chief Financial Officer in May 1989, became President and Chief Executive Officer and a Director in June 1990 and has served as Chairman of the Board since April 1991. Mr. Giles is currently acting as Chief Financial Officer until a replacement is found for Mr. McDonnell who resigned on July 3, effective July 22, 1997. Prior to joining Printrak, from 1988 to 1989, Mr. Giles served as Chief Financial Officer for subsidiaries of De La Rue, p.1.c., an international financial printing company. From 1986 to 1988 Mr. Giles served as Managing Director of Boardman Panels & Boards, a printed circuit board company in the United Kingdom. From 1983 to 1986, Mr. Giles served as Financial Controller and Finance Director of Racal Marine Radar Ltd., a manufacturer of defense electronics and marine radar equipment. In 1994, Mr. Giles was named Entrepreneur of the Year in the turnaround category by Inc. Magazine for the Orange County, California region. Mr. Giles received a first class honors degree in chemistry and mathematics from Bristol University.

    JOHN G. HARDY, has served as Senior Vice President of Operations and Chief Operating Officer of the Company since August 1996, and served as Vice President of Engineering from April 1990 until August 1996. Mr. Hardy has been a Director of the Company since June 1990. He joined the Company in October 1989 as Director of Software Engineering. Prior to joining Printrak, from 1985 to 1989, Mr. Hardy was employed as Senior Vice President of Engineering by Color Systems Technology, Inc., a company which converts black and white movies to color. From 1978 to 1985, Mr. Hardy was employed by Technology Service Corporation, a manufacturer of image simulation products, as Manager of its imaging systems business unit. Prior to 1978, Mr. Hardy held various engineering positions with Xontech, Inc., a manufacturer of x-ray equipment, and with the radar systems division of Hughes Aircraft Company. Mr. Hardy received a B.S. in electrical engineering from the University of Utah in 1972 and a M.S. in electrical engineering from the University of Southern California in 1975.

    KENNETH W. SIMONDS became a Director of the Company in August 1996. Mr. Simonds currently serves as Chairman of the Board of Neovista Corp., a private company, and is a director of File Tek Inc., Hampton Products International Corporation, and Data National Corp., all of which are private companies, and is a director of Advanced Logic Research, Inc., a public company. From 1987 to 1992, Mr. Simonds was employed as Chief Executive Officer of Teradata Corp., a manufacturer of fault tolerant database management computer systems. Previously, Mr. Simonds was an executive officer of Amdahl Corp. where he was responsible for domestic and international marketing, support and service operation, and three product divisions over a ten year period. Mr. Simonds also served as Executive Vice President and Chairman of the Operating Committee during his ten years with Amdahl. Previously, Mr. Simonds was employed by IBM in a number of sales, sales management, and technical management positions over an 18 year period.

    CHARLES L. SMITH joined the Company as Director of Operations in August 1989, served as Vice President of Operations from January 1990 to March 1990, and served as the Company's Chief Operating Officer from April 1990 until his retirement in August 1996. Mr. Smith became a Director of the Company in June 1990. Prior to joining Printrak, Mr. Smith was employed for approximately two years as Vice President, Operations for EG&G Corporation, a manufacturer of defense related products. Prior to 1987, Mr. Smith was Executive Vice President of Dolphin Systems, a manufacturer of computer data storage devices, and held various positions, including Division General Manager, with Computer Automation, a manufacturer of mini computer systems. Mr. Smith received a B.S. degree in Industrial Management from California State University, Long Beach.

    BARRY B. WHITE became a Vice President and Director of the Company in May 1997. Previously, Mr. White was employed by TFP Inc., a manufacturer of law enforcement information systems, from its founding by him in 1989 until its merger with a subsidiary of the Company in May 1997. From 1986 to 1988 Mr. White was Senior Vice President of Marketing and Product Development for Business Records Corporation, a supplier of computer systems and services to county and municipal government agencies. From 1983 to 1986, Mr. White held various positions as an independent consultant and as a co-founder and President and Chairman of the Board of Data and Expert Systems International, a startup high-tech company specializing in mainframe storage subsystems. From 1977 to 1983, Mr. White was employed by Storage Technology, Inc., a manufacturer of data storage products, in various positions, including Vice President, Systems and Product Software.

    ALBERT WONG became a Director of the Company in November 1996. Since 1989, Mr. Wong has been an executive officer and director of AMKLY Systems, a private company, a developer of PC and networking products. Prior to 1989, Mr. Wong directed worldwide engineering and manufacturing operations of AST Computer which he co-founded in 1980. Mr. Wong served as Executive Vice President, Chief Technology Officer, and a Director of AST. Mr. Wong currently serves as a director of NetSoft, a private company and a developer of PC-to-host connectivity software, and Infogen, a software developer, also a private company. Mr. Wong received a B.S. degree in Electrical Engineering from California State University, Fullerton.

OTHER EXECUTIVE OFFICERS

    The other current executive officers of the Company are:

    DAVID L. MCNEFF, 49, has served the Company as Vice President, Worldwide Sales and a Director since November 1991. He joined the Company in 1985 and served as Director of North American Sales from 1990 to 1991 and as Director, Systems Engineering, Proposals and Contracts from 1989 to 1990, and as Manager of Programs and Contracts from 1985 to 1989. Prior to joining Printrak, from 1978 to 1985, Mr. McNeff was employed as Program Manager for Magnavox Advanced Products and Systems Co., which develops and manufactures high speed chips and printed circuit boards for government agencies. Mr. McNeff received his B.A.S. degree from Biola University and two masters degrees from the same institution, all with highest honors.

    DANIEL J. DRISCOLL, 38, has served as Vice President of Engineering and Product Development since August 1996 and served as Vice President of Marketing & Product Division from September 1995 until August 1996. He joined the Company as Director of Marketing in August 1993. Prior to joining Printrak, from October 1992 to August 1993, Mr. Driscoll was employed as Director of Marketing and Product Development for the Hoskins division of Sheldahl, Inc., which division manufacturers aviation illumination systems. From 1989 to 1992, Mr. Driscoll was employed by Cymbolic Sciences International, a manufacturer of film recorders, as Vice President, Marketing and Product Development. Prior to 1989, Mr. Driscoll was employed by Lincoln Laser Company, a manufacturer of laser scanning systems, as Vice President of its Systems Division, and by Intel Corporation as a Senior Industrial Engineer in its advanced manufacturing technology group. Mr. Driscoll received a B.S. in industrial engineering from Arizona State University.

    SUSANNA H. BENNETT, 43, has served as Vice President and Treasurer since April 1996 and as Corporate Secretary since September 1992. Ms. Bennett joined the Company in March 1987 and served as Vice President of Finance from April 1995 to March 1996, Controller from April 1989 to March 1995 and Finance Manager from March 1987 to April 1989. Prior to joining Printrak, Ms. Bennett served in accounting and management positions, from 1985 to 1987 at MDB Systems, and from 1984 to 1985 at Excel-O-Corp., a manufacturer of computer peripheral devices. Ms. Bennett received a B.A. with honors in Accounting from California State University, Fullerton and a M.B.A. from Pepperdine University.

    STEPHEN YEICH, 37, joined the Company as Director of Marketing in July 1991 and held such position until January 1993, served as Director of Business Development from January 1993 to April 1997, and was promoted to Vice President of Marketing in April 1997. Prior to joining Printrak, Mr. Yeich held consulting, marketing and sales positions with McKinsey & Company, IBM and GTE. Mr. Yeich received a bachelor's degree from Pennsylvania State University and a master's degree with honors from Harvard Graduate School of Business Administration.

    All members of the Company's Board of Directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

BOARD MEETINGS AND ATTENDANCE

    The Board of Directors of the Company held four (4) meetings during the fiscal year ended March 31, 1997. Each incumbent Director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served. There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is comprised of three (3) directors selected by the Board of Directors of the Company. The members of the Audit Committee presently are Charles Smith, Kenneth Simonds and Albert Wong. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company's independent accountants and to otherwise communicate and act upon matters relating to the review and audit of the Company's books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit Committee also makes recommendations to the Board of Directors with respect to the selection of the Company's independent accountants. The Audit Committee did not meet during the fiscal year ended March 31, 1997.

    The Compensation Committee is comprised of three (3) directors selected by the Board of Directors of the Company. The members of the Compensation Committee presently are Charles Smith, Kenneth Simonds and Albert Wong. The functions of the Compensation Committee include advising the Board of Directors on officer and employee compensation. The Board of Directors, based on input from the Compensation Committee, establishes the annual compensation rates for the Company's executive officers. The Compensation Committee held three (3) meetings during the fiscal year ended March 31, 1997.

    The Company does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company's Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth compensation earned during the fiscal year ended March 31, 1997, by the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of such year and whose total salary and bonus during such year exceeded $100,000 (collectively, the "Named Executive Officers"), and Charles L. Smith, the Chief Operating Officer, who retired prior to the end of the last completed fiscal year.

                                                                                ANNUAL
                                                                             COMPENSATION
                                                                        ----------------------
NAME AND PRINCIPAL POSITION                                               SALARY      BONUS
----------------------------------------------------------------------  ----------  ----------

Richard M. Giles,
  Chief Executive Officer.............................................  $  403,077  $  153,000

John G. Hardy,
  Senior Vice President of Operations and
  Chief Operating Officer.............................................     168,819      53,585

Kevin P. McDonnell,(1)
  Chief Financial Officer.............................................     163,846      74,900

David L. McNeff,
  Vice President--Worldwide Sales.....................................     152,877      53,585

Daniel J. Driscoll
  Vice President--Engineering & Product Development...................     151,955      53,550

Charles L. Smith,
  Chief Operating Officer (Retired)...................................     121,019      77,459

------------------------

(1) On July 3, 1997, Kevin P. McDonnell resigned as Chief Financial Officer and a Director of the Company.

    OPTION GRANTS AND EXERCISES. No options were granted to, or exercised by, any of the Named Executive Officers during the year ended March 31, 1997.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    The Company entered into an employment agreement with Richard M. Giles, effective July 2, 1997, for a term expiring July 1, 2002, pursuant to which he will serve as Chief Executive Officer and President of the Company. The Employment Agreement provides for a base salary of $350,000 per year, with annual raises to be determined by the Compensation Committee. Mr. Giles may earn a performance bonus based upon the attainment of certain operating goals of the Company. For fiscal 1997, Mr. Giles' target performance bonus was One Hundred Fifty Thousand Dollars ($150,000). Such performance bonus may be increased or decreased depending on the Company's financial performance in relation to its operating income budget. Mr. Giles is also eligible to participate in incentive compensation and other employee benefit plans established by the Company from time to time. Mr. Giles' employment agreement provides for a severance benefit equal to eighteen months' base salary in the event of termination of his employment by the Company under certain circumstances.

    The Company has agreements with a number of executive officers and several key employees which grant such officers and employees severance benefits upon termination by the Company. Such benefits range in amount from six to twelve months' base salary.

DIRECTOR'S FEES

    During fiscal 1997, the Company's outside directors received cash compensation for their services on the Company's Board of Directors. Accordingly, Mr. Smith, Mr. Simonds and Mr. Wong received $5,000, $12,000 and $7,500, respectively, during fiscal year 1997. All directors may be reimbursed for certain expenses incurred for meetings of the Board of Directors which they attended.

    Pursuant to the Company's 1996 Stock Incentive Plan, each new non-employee director shall receive an initial grant of 10,000 shares, vesting 25% immediately and the remaining 75% over the following three years, plus an annual grant of 2,000 shares on each anniversary of such director's election, vesting 25% immediately and the remaining 75% over the following three years. Accordingly, in fiscal year 1997, Messrs. Simonds and Wong were each granted options to purchase 10,000 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon its review of the copies of Forms 3 and 4 and amendments thereto furnished to the Company, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") applicable to its directors, officers and any persons holding ten percent (10%) or more of the Company's Common Stock were made with respect to the Company's fiscal year ended March 31, 1997.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    Set forth below is certain information as of June 30, 1997 regarding the beneficial ownership of the Company's Common Stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors and nominees, (iii) each of the Named Executive Officers identified in the Summary Compensation Table, and (iv) all current directors and executive officers as a group.

                                                                                    AMOUNT AND NATURE OF
NAME AND ADDRESS OF                                                                      BENEFICIAL       PERCENT OF
BENEFICIAL OWNERS                                                                       OWNERSHIP(1)         CLASS
----------------------------------------------------------------------------------  --------------------  -----------
Richard M. Giles(2)(3)............................................................         6,004,100            54.1%
Barry B. White(2).................................................................           732,179             6.6%
John G. Hardy(4)(5)...............................................................           350,833             3.1%
Kevin P. McDonnell(7).............................................................            24,516               *
David L. McNeff(7)................................................................            31,683               *
Daniel Driscoll(8)................................................................            24,249               *
Kenneth Simonds(9)................................................................             5,000               *
Charles L. Smith(10)..............................................................           389,500             3.5%
Albert Wong(11)...................................................................             2,500               *
All current executive officers and directors as a group
  (11 persons)(12)................................................................         7,600,793            66.2%

------------------------

 * Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 1997, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) The business address of Mr. Giles is c/o Printrak International Inc., 1250 North Tustin Avenue, Anaheim, CA 92807. The business address of Mr. White is c/o TFP Inc., 110 Frederick Street, Greenville, SC 29607.

 (3) Includes 81,000 shares owned by the Alexander Giles Education Trust, Richard Giles Trustee and his son as beneficiary; 2,500 shares held by Richard Giles' spouse as custodian under the Uniform Gift to Minors Act; 6,400 shares owned by Richard Giles' son, Alexander Giles; and 80,000 shares owned by The Giles Family Foundation, a California non-profit public benefit corporation, of which Richard Giles shares voting power with his spouse. Mr. Giles disclaims beneficial ownership of the above-mentioned shares. The remaining 5,834,200 shares are held by The Giles Living Trust.

 (4) Includes 250,833 shares issuable upon the exercise of an option exercisable within 60 days of June 30, 1997.

 (5) Such shares are held by the John G. and Irene P. Hardy Family Trust, of which Mr. Hardy has shared voting power.

 (6) Includes 24,516 shares issuable upon the exercise of an option exercisable within 60 days of June 30, 1997.

 (7) Includes 31,683 shares issuable upon the exercise of an option exercisable within 60 days of June 30, 1997.

 (8) Includes 24,249 shares issuable upon the exercise of an option exercisable within 60 days of June 30, 1997.

 (9) Includes 5,000 shares issuable upon the exercise of an option exercisable within 60 days of June 30, 1997.

(10) Such shares are held by Charles L. Smith and Janet Smith, as Trustees of the Smith Family Trust, of which Mr. Smith has shared voting power.

(11) Includes 2,500 shares issuable upon the exercise of an option exercisable within 60 days of June 30, 1997.

(12) Includes an aggregate of 375,014 shares subject to options exercisable within 60 days of June 30, 1997.

                      REPORT OF THE COMPENSATION COMMITTEE

    The following report is submitted by the Compensation Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended March 31, 1997.

    The Compensation Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of the Company's senior management and recommends new employee benefit plans and changes to existing plans to the Company's Board of Directors. The salary and performance bonus of Richard M. Giles, the Company's President and Chief Executive Officer, is determined in accordance with Mr. Giles' Employment Agreement with the Company (see "Employment and Severance Agreements," above). The Compensation Committee met three (3) times during fiscal year 1997.

COMPENSATION POLICIES AND OBJECTIVES

    The Company's executive compensation policy is designed to attract and retain exceptional executives by offering compensation for superior performance that is highly competitive with other well-managed organizations. The Compensation Committee measures executive performance on an individual and corporate basis.

    There are three components to the Company's executive compensation program, and each is consistent with the stated philosophy as follows:

    - BASE SALARY. Base salaries for executives and other key employees are determined by individual financial and non-financial performance, position in salary range and general economic conditions of the Company. For purposes of administering base pay, all executive positions are evaluated and placed in appropriate salary grades. Salary range midpoint levels are reviewed on an annual basis to ensure competitiveness with a peer group of comparable computer software and systems companies. In recommending salaries for executive officers, the Compensation Committee (i) reviews the historical performance of the executives, and (ii) formally reviews specific information provided by its accountants and other consultants, as necessary, with respect to the competitiveness of salaries paid to the Company's executives.

    - ANNUAL BONUS. Annual bonuses for executives and other key employees are tied directly to the Company's financial performance as well as individual performance. The purpose of annual cash bonuses are to reward executives for achievements of corporate, financial and operational goals. Annual cash bonuses are intended to reward the achievement of outstanding performance. When certain objective and subjective performance goals are not met, annual bonuses would be reduced or not paid.

    - LONG-TERM INCENTIVES. The purpose of these plans is to create an opportunity for executives and other key employees to share in the enhancement of stockholder value through stock options. The overall goal of this component of pay is to create a strong link between the management of the Company and its stockholders through management stock ownership and the achievement of specific corporate financial measures that result in the appreciation of Company share price. Stock options are awarded if the Company and individual goals are achieved or exceeded. The Compensation Committee generally has followed the practice of granting options quarterly on terms which provide that the options become exercisable in cumulative monthly installments over a three (3) to five (5) year period. The Compensation Committee believes that this feature not only provides an employee retention factor but also makes longer term growth in share prices important for those receiving options.

FISCAL YEAR 1997 COMPENSATION

    The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1997 will exceed the $1 million limit per officer. The Company's Executive Stock Option Plan, 1994 Stock Option Plan and 1996 Stock Incentive Plan are structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                                          The Compensation Committee of the
                                          Board of Directors
                                          Charles Smith
                                          Kenneth Simonds
                                          Albert Wong

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOREGOING REPORT AND THE PERFORMANCE GRAPH ON PAGE 11 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ended March 31, 1997, the Company's Board of Directors, based upon the recommendations of the Compensation Committee, established the levels of compensation for the Company's executive officers, provided, however, the Company's Chief Executive Officer and President, Richard M. Giles, has an employment agreement with the Company and his compensation is determined in accordance with the terms and conditions of such agreement. Prior to January 31, 1997, the Compensation Committee consisted of Richard M. Giles (Chairman of the Board, Chief Executive Officer and President) Charles Smith (non-employee director) and Kenneth Simonds (non-employee director). Albert Wong replaced Richard M. Giles on the Compensation Committee on January 30, 1997.

CERTAIN TRANSACTIONS

    On May 13, 1995, the Company sold its facility located at 1250 North Tustin Avenue, Anaheim, California (the "Property") to RICOL, LLC, a California limited liability company ("RICOL") which is controlled by Richard M. Giles, the Company's Chairman, President and Chief Executive Officer, for a total purchase price equal to $4,630,000, which was equal to the appraised fair market value of the Property plus $70,000, to cover certain closing costs. Such purchase price was paid to the Company by delivery of cash in the amount of $3,400,000 and a promissory note in the principal amount of $1,230,000 (the "Note"), which Note bears interest at the rate of 10% per annum and principal on which Note is payable at the rate of $38,000 per year until fully paid. Such purchase was financed by RICOL by borrowing $3,400,000 from Union Bank and executing a promissory note in the principal amount of $3,400,000 and a related deed of trust on the Property. Pursuant to a Loan Guaranty dated May 12, 1995, the Company unconditionally guaranteed such obligations of RICOL to Union Bank. Such guarantee was terminated in May 1996. On July 11, 1996, in exchange for partial payment of the Note, the Note was amended and restated to reflect the remaining principal balance of $500,000 (the "Amended Note") and amended the interest rate to be equal to the prime interest rate charged by Union Bank of California. Interest payments are due monthly until the entire principal balance has been paid in full. The outstanding principal and accrued interest is due in full on July 11, 2003.

    In connection with the real estate transaction, the Company and RICOL entered into a lease for the Property for a term of five years, expiring May 12, 2000, with rent of $58,930 per month. Pursuant to the lease provision which provides for increases based on increases in the Consumer Price Index, not to exceed 6% or be less than 2% during any year of such term, the rent was increased to $60,109 per month beginning on May 12, 1996 and was further increased to $61,311 per month beginning May 12, 1997. On June 5, 1997, the Company, which had not previously paid the scheduled increase for the twelve months ending May 12, 1997, issued a check for $18,014 to cover the additional rent. The Company believes the increased rent is comparable to rents being charged for similar properties at the time of such increases. The Company believes that the transactions described above were on terms as favorable to the Company as they would have been if they had been with unrelated third parties.

    In February 1996, the Company loaned to John G. Hardy, then the Vice President, Engineering of the Company, the sum of $310,000 to enable Mr. Hardy to exercise 120,000 options to purchase shares of the Company's Common Stock which were held by Mr. Hardy and to pay certain tax obligations resulting from the exercise of such options. Such loan bears interest at the rate of 5.5% per annum, and principal and accrued interest on such loan are due as of March 1, 1998.

    Any future transactions between the Company and its officers, directors or affiliates will either be on terms no less favorable to the Company than could be obtained from third parties, will be subject to approval by a majority of the Company's outside directors or will be consistent with policies approved by a majority of such outside directors.

                            STOCK PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return of the Russell 2000 Index and the SIC Code Index (Number 7373 - Computer Integrated Systems Design) for the period that commenced July 2, 1996, the date on which the Company's Common Stock was first registered under the Exchange Act, and ended on March 31, 1997. The Performance Graph is not necessarily an indicator of future price performance. The graph assumes the reinvestment of all dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                       AMONG PRINTRAK INTERNATIONAL INC.,
                             THE RUSSELL 2000 INDEX
                             AND THE SIC CODE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  PRINTRAK           SIC CODE     RUSSELL 2000
                INTERNATIONAL INC.        INDEX            INDEX
07/02/96                    100.00       100.00           100.00
09/30/96                    121.88        97.27           100.34
12/31/96                    106.25        90.17           105.56
03/31/97                    143.75        76.80           100.10

                     ASSUMES $100 INVESTED ON JULY 2, 1996
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING MARCH 31, 1997

                                  PROPOSAL TWO
           APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

    The Board of Directors adopted and the stockholders of the Company originally approved the Employee Stock Purchase Plan (the "Purchase Plan") in April 1996. The purposes of the Purchase Plan are to provide to employees an incentive to join and remain in the service of the Company and its subsidiaries, to promote employee morale and to encourage employee ownership of the Company's Common Stock by permitting them to purchase shares at a discount through payroll deductions. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. At the time of its adoption, the Purchase Plan authorized the sale of up to 100,000 shares of Common Stock. As of March 31, 1997, a total of 79,564 shares had been sold, leaving only 20,436 shares available for sale under the Purchase Plan. Subject to approval by the Company's stockholders, the Board of Directors amended the Purchase Plan on January 30, 1997 to increase the authorized number of shares of Common Stock issuable thereunder by 250,000 shares and to reserve the additional shares for issuance under the Purchase Plan, bringing the total number of shares of Common Stock subject to the Purchase Plan to 350,000.

    Approval of the amendments to the Purchase Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the annual meeting of stockholders and entitled to vote thereat. Proxies solicited by management for which no specific direction is included will be voted FOR the amendment of the Purchase Plan to add 250,000 shares of Common Stock to the pool of shares reserved for issuance thereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE PURCHASE PLAN.

    The principal features of the Purchase Plan are summarized below, but the summary is qualified in its entirety by reference to the Purchase Plan itself. Copies of the Purchase Plan can be obtained by writing to the Secretary, Printrak International Inc., 1250 North Tustin Avenue, Anaheim, California 92807.

PURCHASE PLAN TERMS

    Every employee of the Company who customarily works more than 30 hours per week will be eligible to participate in offerings made under the Purchase Plan if on the offering date such employee has been employed by the Company for at least one year. Employees of any present or future subsidiary of the Company may also participate in the Purchase Plan. An employee may not participate in an offering under the Purchase Plan if immediately after the purchase the employee would own shares or options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. As of June 24, 1997, approximately 216 persons were eligible to participate in the Purchase Plan. The Company believes that the benefits or amounts that have been received or will be received by any participant under the Purchase Plan cannot be determined.

    The Purchase Plan may be administered by either the Board of Directors or a committee appointed by the Board (the "Committee"). The Board has delegated administration of the Purchase Plan to the Compensation Committee, which is comprised of three non-employee directors, who are not eligible to participate in the Purchase Plan. Subject to the provisions of the Purchase Plan, the Committee has full authority to implement, administer and make all determinations necessary under the Purchase Plan.

    The two annual offerings under the Purchase Plan will commence on February 1 and August 1 (the "Grant Date") and shall continue until the end of the six-month period (the "Offering Period") ending on the last day of such period.

    Eligible employees who elect to participate in an offering will purchase shares of Common Stock through regular payroll deductions in an amount designated by the employee not to exceed 15% of such employee's compensation. For this purpose, "compensation" means the amount indicated on the Form W-2 issued to the employee by the Company, including any election deferrals with respect to a plan of the Company qualified under either Section 125 or Section 401(a) of the Internal Revenue Code of 1986, as amended. Shares of Common Stock will be purchased automatically on the last day of the Offering Period (the "Purchase Date") at a price equal to 85% of the fair market value of the shares on the Grant Date or 85% of the fair market value of the shares as of the Purchase Date, whichever is lower. A participant may withdraw from an offering at any time prior to the Purchase Date and receive a refund of his payroll deductions, without interest. A participant's rights in the Purchase Plan are nontransferable other than on the death of the participant. The Purchase Plan is administered in a manner designed to ensure that any affiliate participant's commencement or discontinuation of participation in the Purchase Plan or increase or decrease of payroll deductions will be effected in compliance with the exemptions from liability under Section 16(b) of the Securities Exchange Act of 1934 as set forth in Rule 16b-3 promulgated thereunder.

    No employee may purchase stock in an amount which would permit his rights under the Purchase Plan (and any similar purchase plans of the Company and any parent and subsidiaries of the Company) to accrue at a rate which exceeds $10,000 in fair market value, determined as of the Grant Date, for each calendar year not to purchase more than 1,000 shares in any year.

    The Board of Directors may at any time amend, suspend or terminate the Purchase Plan; provided that any amendment that would (i) increase the aggregate number of shares authorized for sale under the Purchase Plan (except pursuant to adjustments provided for in the Purchase Plan), (ii) change the standards of eligibility for participation, or (iii) materially increase the benefits which accrue to participants under the Purchase Plan, shall not be effective unless approved by the stockholders within 12 months of the adoption of such amendment by the Board. Unless previously terminated by the Board, the Purchase Plan will terminate on December 31, 2006 or when all shares authorized for sale thereunder have been sold, whichever is earlier.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF PURCHASE PLAN

    No taxable income is recognized by a participant either at the time of election to participate in an offering under the Purchase Plan or at the time shares are purchased thereunder.

    If shares are disposed of at least two years after the offering date and at least one year after the date of purchase, then the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (ii) the excess of the fair market value of the shares on the offering date over the purchase price will be treated as ordinary income to the participant. Any further gain upon such disposition will be taxed as long-term capital gain. Any long-term capital gain will be taxed as capital gain at the rates then in effect. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participant will have a capital loss equal to the difference between the sale price and the purchase price. The ability of a participant to utilize such a capital loss will depend on the participant's other tax attributes and the statutory limitation on capital loss deductions not discussed herein.

    If a participant disposes of the shares before the expiration of the one-year and two-year holding periods described above (a "disqualifying disposition"), then upon such disposition the federal income tax consequences will be as follows: (1) the difference between the purchase price and the fair market value of the shares on the date of purchase will be taxed to the participant as ordinary income, and (2) the excess, if any, of the fair market value of the shares on the date of disposition over their fair market value on the date of purchase will be taxed as capital gain. If the shares are sold for less than their fair market value on the purchase date, the same amount of ordinary income will be attributed to the participant and a capital loss recognized equal to the difference between the sale price and the value of the shares on such purchase date. As indicated above, the ability of the participant to utilize such a capital loss will depend on the participant's other tax attributes and the statutory limitation on capital losses not discussed herein. The amount of ordinary income recognized by the participant will be deductible by the Company for federal income tax purposes.

                                 PROPOSAL THREE
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending March 31, 1998, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

    Deloitte & Touche LLP has audited the Company's financial statements annually since its fiscal year ended March 31, 1995. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

    Any stockholder desiring to submit a proposal for action at the 1998 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than March 15, 1998 in order to be considered for inclusion in the Company's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

                                 OTHER MATTERS

    Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          By Order of the Board of Directors

                                          Richard M. Giles
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

July 21, 1997

    The Annual Report to Stockholders of the Company for the fiscal year ended March 31, 1997 is the Company's Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on June 30, 1997 and which is being mailed concurrently with this Proxy Statement to all stockholders of record as of June 30, 1997. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

                          PRINTRAK INTERNATIONAL INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS, AUGUST 15, 1997

     The undersigned hereby nominates, constitutes and appoints Richard M. Giles and Susanna H. Bennett, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of PRINTRACK INTERNATIONAL INC. which the undersigned is entitled to represent and vote at the 1997 Annual Meeting of Stockholders of the Company to be held at Embassy Suites, 3100 E. Frontera, Anaheim, California 92806 on August 15, 1997, at 10:00 a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

          IMPORTANT--PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

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

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3.   Please mark your
                                                         votes as indicated  /X/
                                                         in this example


                              FOR all nominees           WITHHOLD AUTHORITY
                              listed below               to vote for all
                              (EXCEPT AS MARKED          nominees listed
                              TO THE CONTRARY BELOW)     below

1. Election of Directors              /  /                     /  /

Election of the following nominees as directors:

Richard M. Giles, John G. Hardy, Kenneth Simmonds,
Charles L. Smith, Barry B. White and Albert Wong

(INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)

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2. Amendment of the Company's Employee Stock            FOR   AGAINST   ABSTAIN
   Purchase Plan to increase the number of shares       / /     / /       / /
   subject thereto by 250,000 to a total of 350,000 shares of Common Stock.

3. Ratification of Deloite & Touche LLP as              FOR   AGAINST   ABSTAIN
   independent auditors.                                / /     / /       / /

4. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.


                            THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED
                   __ __    AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION
                        |   IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE
                        |   ELECTION OF THE DIRECTORS NAMED ABOVE, "FOR" THE
                            AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN AND
                            "FOR" RATIFICATION OF DELOITTE & TOUCH LLP AS
                            INDEPENDENT AUDITORS.

                            WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.


       ____________________________________     Dated __________, 1997
          (SIGNATURE OF STOCKHOLDER)

       Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

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